Exhibit (a)(5)(D)

OpenText Buys Daegis Inc.

Acquisition Strengthens OpenText’s Information Governance Leadership

Waterloo, ON– November 23, 2015– OpenText™ (NASDAQ: OTEX, TSX: OTC), a global leader in Enterprise Information Management (EIM), today announced that, through its indirect wholly-owned subsidiary, Company D Merger Sub Inc., it has successfully completed its acquisition of Daegis Inc. (OTC Pink: DAEG), a global software and services company with solutions for information archiving, information governance, application development and migration. Daegis brings a broad range of information governance expertise and technology to OpenText that enable customers to mitigate the risks and costs associated with information sprawl and the permanent retention of information.

“Let me welcome Daegis customers, partners and employees to OpenText. With the Daegis acquisition, OpenText strengthens its information governance capabilities,” said OpenText CEO Mark J. Barrenechea. “Daegis’ deep expertise in information governance technology will strengthen OpenText’s current offerings and we will support all Daegis customers and partners in archiving, hosted eDiscovery managed services, migration and mobile development tools.”

The previously announced tender offer expired at 12:01 A.M., New York City time, on Monday, November 23, 2015, and was not extended. The depositary for the tender offer advised Company D Merger Sub Inc. that, as of the expiration of the tender offer, a total of 14,113,666 shares were validly tendered and not withdrawn in the tender offer, representing a total of approximately 86.12% of Daegis’ outstanding shares (excluding shares tendered pursuant to guaranteed delivery procedures but not yet delivered and shares that were owned as of the date of the commencement of the tender offer by Daegis or any direct or indirect wholly-owned subsidiary of Daegis). In addition, notices of guaranteed delivery have been delivered with respect to 30,699 shares. Company D Merger Sub Inc. accepted for payment all shares tendered in the tender offer and will pay for all such tendered shares as soon as practicable in accordance with the terms of the offer.

Company D Merger Sub Inc. subsequently completed the merger without a vote of Daegis’ stockholders pursuant to Section 251(h) of the Delaware General Corporation Law, with Daegis surviving the merger as an indirect wholly-owned subsidiary of OpenText. Daegis shares ceased trading on the OTC Pink® marketplace on November 23, 2015. In connection with the merger, all remaining Daegis shares (other than shares held by OpenText or Daegis or any of their wholly-owned subsidiaries (including Company D Merger Sub Inc.) or held by any Daegis stockholder who properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law) not validly tendered into, or withdrawn from, the tender offer will be cancelled and converted into the right to receive US$0.82 per share in cash, the same consideration per share offered in the tender offer.

About OpenText

OpenText enables the digital world, creating a better way for organizations to work with information, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTC) visit opentext.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different.

OpenText’s assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2015 Open Text Corporation. OpenText is a trademark or registered trademark of OpenText SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of OpenText SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/2/global/site-copyright.html_SKU.

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Francisco: (415) 963-0825

gsecord@opentext.com

Julie Millard

Sr. Director, Corporate Communications

Open Text Corporation

Waterloo: 519-888-7111 x3454

publicrelations@opentext.com